EXHIBIT 3.1b

                  FORM OF RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       MEDSTRONG INTERNATIONAL CORPORATION

                            -------------------------

      FIRST. The name of this corporation shall be:

                       MEDSTRONG INTERNATIONAL CORPORATION

      SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

      THIRD. The purpose or purposes of the corporation shall be:

      To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


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      FOURTH:  The  corporation  is authorized to issue two classes of shares of stock, designated "Common Stock" and "Preferred Stock". The total number of shares that the corporation is authorized to issue is One Billion Ten Million (1,010,000,000) shares. The number of shares of Common Stock authorized is One Billion (1,000,000,000) shares, $0.001 par value per share. The number of shares of Preferred Stock authorized is Ten Million (10,000,000) shares, $0.001 par value per share.

            Authority is hereby expressly vested in the Board of Directors of the corporation, subject to the provisions of this Article FOURTH and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

      (a) The number of shares constituting the series and the designation of such series;
      (b) The dividend rate on the shares of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the corporation's capital stock, and whether such dividends shall be cumulative or non-cumulative;
      (c) Whether the shares of such series shall be subject to redemption by the corporation at the option of either the corporation or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption;
      (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
      (e) Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of the corporation's capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments, and other terms and conditions of such conversions or exchanges;
      (f) The restrictions, if any, on the issue or reissue of any additional Preferred Stock;
      (g) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and
      (h) The provisions as to voting, optional and/or other special rights and preferences, if any.

            Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

            If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.


     FIFTH. The name and address of the incorporator is as follows

                           Denise Krackow
                           Corporation Service Company
                           1013 Centre Road
                           Wilmington, DE 19805


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      SIXTH.  The Board of  Directors  shall  have the power to adopt,  amend or repeal the by-laws.

      SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law~ (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this nineteenth day of May, A.D., 2000.


                                                  /s/ Denise Krackor
                                                      --------------------------
                                                      Denise Krackor
                                                        Incorporator